Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
Conway Communications
617-244-9682
mtconway@att.net

PLC SYSTEMS REPORTS FOURTH QUARTER 2007 RESULTS

FRANKLIN, Mass., March 5, 2008 --- PLC Systems Inc. (AMEX: PLC), a company focused on innovative cardiac and vascular medical device-based technologies, today reported financial results for the three and twelve month periods ended December 31, 2007.

Fourth quarter 2007 total revenues were $1,248,000 compared with $1,747,000 in the fourth quarter of 2006. The net loss for the fourth quarter of 2007 was $819,000, or $0.03 per diluted share, compared to net income of $36,000, or $0.00 per diluted share, in the fourth quarter of 2006.  For the full year 2007, PLC reported total revenues of $6,004,000 compared to $7,146,000 in 2006.  The net loss for 2007 was $2,367,000, or $0.08 per diluted share, compared to net income of $1,319,000, or $0.04 per diluted share, in 2006, a period that also included a $1.4 million gain on the sale of PLC’s Optiwave disposable manufacturing rights to Edwards Lifesciences Corporation. Cash and short term investments at the end of the fourth quarter of 2007 totaled $8,060,000, down from $10,034,000 at the end of December 2006.

Mark R. Tauscher, president and chief executive officer of PLC Systems, Inc., stated, “We are very pleased with our substantial progress on our RenalGuard™ product development efforts in the fourth quarter of 2007. We successfully concluded our pilot clinical safety trial after enrolling 23 patients, and we secured a CE Mark for RenalGuard in Europe. We recently announced that we had filed an IDE supplement with the U.S. Food & Drug Administration to begin our U.S. multi-center pivotal trial to study the effectiveness of RenalGuard in reducing the incidence of Contrast-Induced Nephropathy (CIN). This pivotal clinical trial is expected to continue through 2009. Meanwhile, we are awaiting approval of the clinical study utilizing our RenalGuard System™ and RenalGuard Therapy™ at the Centro Cardiologico Monzino (CCM- University of Milan) in Milan, Italy. We anticipate that this study will greatly increase the visibility of our RenalGuard System and RenalGuard Therapy throughout the European Union, and will be instrumental in supporting our initial limited launch of the product in Italy starting later this quarter.”

Mr. Tauscher added, “At the same time, 2007 was a year of transition for our core TMR business. In March 2007, we began a new relationship with Novadaq Technologies, Inc., replacing Edwards Lifesciences as our exclusive U.S. TMR distribution partner. We had anticipated the transition would take some time, and our expectations were correct. We are pleased that fourth quarter 2007 HL2 system sales and TMR kit shipments from Novadaq to U.S. hospitals increased sequentially from the third quarter of 2007. We believe that Novadaq is working hard to build this business for the long-term, since the synergies between our TMR system and Novadaq’s SPY® Imaging Technology are strong. Those synergies, plus the increased experience of Novadaq’s sales force with the TMR technology, we hope will lead to improved performance for this business in 2008.”

During the fourth quarter of 2007, PLC shipped seven CO2 Heart Lasers (HL2) to U.S. hospitals through Novadaq, compared to six HL2s shipped in the fourth quarter of 2006. Three of the shipments in the fourth quarter of 2007 were new HL2 lasers and four were redeployed units. PLC ended the fourth quarter of 2007 with 169 HL2 CO2 Heart Lasers located at heart centers throughout the U.S.  During the fourth quarter of 2007, a total of 372 disposable TMR kits were shipped, all to hospitals in the U.S., by Novadaq. In comparison, a total of 313 and 466 disposable TMR kits were delivered to hospitals in the U.S. during the third quarter of 2007 and the fourth quarter of 2006, respectively.

Conference Call

PLC Systems will host a conference call today, March 5, 2008, at 11:00 a.m. ET to discuss these matters. The call may be joined by dialing (888) 713-4205, or internationally, (617) 213-4862, at least five minutes prior to the start of the call. The passcode is 25917459. A live webcast of the call will be accessible at the investor relations section of the Company’s website at www.plcmed.com. An archived webcast of the conference call will be available beginning one hour after the completion of the call in the same location. A replay of the call can also be accessed telephonically by dialing 888-286-8010, or internationally 617-801-6888, using passcode 90665991, from 1:00 p.m. ET on March 5, 2008 through midnight on March 12, 2008.

About PLC Systems Inc.

PLC Systems Inc. is a medical technology company specializing in innovative technologies for the cardiac and vascular markets. Headquartered in Franklin, Mass., PLC pioneered the CO2 Heart Laser System, which cardiac surgeons use to perform CO2 transmyocardial revascularization (TMR) to alleviate symptoms of severe angina. CO2 TMR offers a treatment option for angina patients who suffer from severe coronary artery disease. The CO2 Heart Laser is the world’s first TMR angina relief device cleared for commercial distribution by both the U.S. Food and Drug Administration and Japanese Ministry of Health, Labor and Welfare, and to obtain a CE Mark for European distribution.

The company recently concluded a pilot clinical safety study of its RenalGuard Therapy and RenalGuard System. In late 2007, the company received its CE Mark Certificate for RenalGuard System. RenalGuard Therapy is designed to reduce the toxic effects that contrast media can have on the kidneys. This therapy is based on the theory that creating and maintaining a high urine output is beneficial to patients undergoing imaging procedures where contrast agents are used. The real-time measurement and matched fluid replacement design of the RenalGuard System is intended to ensure that a high urine flow is maintained before, during and after these procedures. This should allow the body to rapidly eliminate contrast, reducing its toxic effects. The RenalGuard System, with its matched fluid replacement capability, is intended to minimize the risk of over- or under-hydration.

Additional company information can be found at www.plcmed.com.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that Novadaq may be unsuccessful in selling our products, the transition period following Novadaq’s new role as our exclusive US distributor may adversely affect our revenues, we and Novadaq may be unable to convince health care professionals and third party payers of the medical and economic benefits of performing TMR, there can be no assurance that all payers will reimburse health care providers who perform TMR procedures or that reimbursement, if provided, will be adequate, we may not receive necessary regulatory approvals to market our RenalGuard product, the clinical trials for that product may not be successful, the RenalGuard product may not be commercially accepted, operational changes, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in our Report on Form 10-Q for the quarter ended September 30, 2007, and our other SEC reports.

PLC Systems, PLC Medical Systems, PLC and CO2 Heart Laser, RenalGuard, RenalGuard Therapy and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq and SPY are trademarks of Novadaq Technologies, Inc.

Edwards Lifesciences is a trademark of Edwards Lifesciences Corporation.

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PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Revenues:
Product sales	$935	$1,400	$4,564	$5,662
Service fees	313	347	1,440	1,484
Total revenues	1,248	1,747	6,004	7,146

Cost of revenues:
Product sales	423	544	1,829	2,031
Service fees	175	185	806	701
Total cost of revenues	598	729	2,635	2,732
Gross profit	650	1,018	3,369	4,414

Operating expenses:
Selling, general and administrative	875	544	3,794	3,014
Research and development	698	539	2,382	1,924
Total operating expenses	1,573	1,083	6,176	4,938

Gain on the sale of manufacturing rights	—	—	—	1,432
Income (loss) from operations	(923)	(65)	(2,807)	908

Other income, net	90	126	426	436
Income (loss) before income taxes	(833)	61	(2,381)	1,344
Provision (benefit) for income taxes	(14)	25	(14)	25
Net income (loss)	$(819)	$36	$(2,367)	$1,319

Basic and diluted income (loss) per share	$(0.03)	$0.00	$(0.08)	$0.04

Average shares outstanding:
Basic	30,326	30,268	30,318	30,170
Diluted	30,326	30,723	30,318	30,572

CONDENSED BALANCE SHEET

	December 31, 2007	December 31, 2006

Cash and short-term investments	$8,060	$10,034
Total current assets	10,733	12,802
Total assets	11,200	13,176
Total current liabilities	3,811	2,953
Shareholders’ equity	4,950	7,129